Exhibit 10.3

CONTRIBUTION AGREEMENT

BY AND AMONG

BOLT ENERGY INVESTMENT HOLDINGS, LLC

REV RENEWABLES BOLT AIV HOLDINGS, LLC

REV RENEWABLES FUND III HOLDINGS, LLC

REV RENEWABLES FUND IV AIV HOLDINGS, LLC

REV GEN IV HOLDINGS, LLC

AND

REV RENEWABLES, LLC

JULY 1, 2021

TABLE OF CONTENTS

ARTICLE I
DEFINITIONS; REFERENCES; CONSTRUCTION

1.1	DEFINITIONS	3
1.2	REFERENCES	3
1.3	CONSTRUCTION	4

ARTICLE II
CONTRIBUTIONS; ISSUANCE OF REV UNITS

2.1	CONTRIBUTIONS; ISSUANCE OF REV UNITS TO THE CONTRIBUTORS	4
2.2	CLOSING	5
2.3	DELIVERIES	5
2.4	MODIFICATIONS TO CONTRIBUTOR EQUITY VALUE	10
2.5	DEVELOPMENT PROJECT EXPENSES	10
2.6	FUND III RETAINED ASSETS	10

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTORS

3.1	ORGANIZATION; QUALIFICATION	11
3.2	AUTHORITY; NO CONFLICTS; CONSENTS	11
3.3	OWNERSHIP; CAPITALIZATION	12
3.4	FINANCIAL AND OTHER MATTERS	12
3.5	CONDUCT OF BUSINESS; ABSENCE OF CERTAIN CHANGES, EVENTS AND CONDITIONS	13
3.6	LEGAL PROCEEDINGS	13
3.7	PRINCIPAL FACILITY DOCUMENTS	13
3.8	BENEFIT PLANS AND EMPLOYEE MATTERS	13
3.9	COMPLIANCE WITH LAWS; PERMITS; ENVIRONMENTAL MATTERS	13
3.10	INSURANCE	14
3.11	TAXES	14
3.12	UNREGISTERED SECURITIES	15
3.13	INTELLECTUAL PROPERTY, PRIVACY, AND INFORMATION TECHNOLOGY	15
3.14	REGULATORY MATTERS	15
3.15	AFFILIATE TRANSACTIONS	15

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF REV

4.1	ORGANIZATION; QUALIFICATION	16
4.2	AUTHORITY; NO CONFLICTS; CONSENTS	16
4.3	OWNERSHIP; CAPITALIZATION	16
4.4	NO ASSETS, LIABILITIES OR OPERATIONS	17
4.5	TAXES	17

(i)

ARTICLE V
COVENANTS AND OTHER AGREEMENTS

5.1	CONFIDENTIAL INFORMATION	18
5.2	PUBLIC ANNOUNCEMENTS	18
5.3	FURTHER ASSURANCES	18
5.4	MUTUAL RELEASES	19
5.5	TAX MATTERS	19
5.6	OFFICERS’ AND DIRECTORS’ INDEMNIFICATION	20
5.7	OFFERS OF EMPLOYMENT	21
5.8	CREDIT SUPPORT	21

ARTICLE VI
GENERAL
6.1	NON-SURVIVAL	22
6.2	NOTICES	22
6.3	GOVERNING LAW; ENFORCEMENT	23
6.4	SPECIFIC PERFORMANCE	23
6.5	JURISDICTION	23
6.6	WAIVER OF TRIAL BY JURY	24
6.7	WAIVER; REMEDIES CUMULATIVE	24
6.8	ENTIRE AGREEMENT; MODIFICATION	24
6.9	ASSIGNMENT AND SUCCESSORS; NO THIRD PARTY RIGHTS	24
6.10	SEVERABILITY	25
6.11	DELIVERY BY ELECTRONIC MAIL	25
6.12	COUNTERPARTS	25
6.13	TRANSACTION EXPENSES	25
6.14	CAPTIONS	25
6.15	WAIVER OF CONFLICTS	25

EXHIBITS

Exhibit A	Definitions
Exhibit B	Form of A&R Rev LLC Agreement
Exhibit C	Form of Rev Subsidiary Contribution Agreement
Exhibit D	Form of Bolt AIV Instrument of Contribution and Issuance
Exhibit E	Form of Bolt Energy Assignment Agreement
Exhibit F	Form of Fund III Assignment Agreement
Exhibit G	Form of Fund IV Assignment Agreement
Exhibit H	Form of Gen IV Assignment Agreement

ANNEXES

Annex I	Equity Value Model

(ii)

SCHEDULES

Schedule 1.1(a)	Contributor Subsidiaries
Schedule 1.1(b)	Permitted Liens
Schedule 3.2	Consents
Schedule 3.6(a)	Legal Proceedings
Schedule 3.8	Employee Matters
Schedule 4.2(c)	Authority; No Conflicts; Consents
Schedule 5.7	Management Employees

(iii)

GLOSSARY OF DEFINED TERMS

The location of the definition of each capitalized term used herein is set forth in this Glossary:

A&R Rev LLC Agreement	2
Affiliate	A-1
Agreement	1
Board	A-1
Bolt AIV	1
Bolt AIV Cash Contribution Amount	1
Bolt AIV Instrument of Contribution and Issuance	A-1
Bolt AIV Rev Units	1
Bolt Energy	1
Bolt Energy Assignment Agreement	A-1
Bolt Energy Cash Contribution Amount	1
Bolt Energy Contributed Assets	1
Bolt Energy Contributed Interests	1
Bolt Energy Contributor Subsidiary	A-1
Bolt Energy Investment	1
Bolt Energy Management	1
Bolt Energy Rev Units	1
Business Day	A-1
Casualty Event	10
Closing	5
Closing Date	5
Code	A-1
Confidential Information	A-1
Consent	A-1
Continuing Credit Support	A-2
Contract	A-2
Contributed Entities	2
Contributed Entity	2
Contribution Date	A-2
Contributor	1
Contributor Assignment Agreements	A-2
Contributor Subsidiary	A-2
Contributor Subsidiary Accrued Income Taxes	A-2
Contributor Subsidiary Income Tax Return	20
Contributor Subsidiary Indebtedness	A-2
Contributors	1
Credit Support	A-3
D&O Indemnified Parties	20

Development Project Expenses	A-3
Employee Benefit Plan	A-3
Environmental Claim	A-4
Environmental Laws	A-4
Environmental Permit	A-4
Equity Value Model	A-4
ERISA	A-4
Facility	A-4
Facility Assets	A-4
Formation Date	1
Fraud	A-5
Fund III	1
Fund III Assignment Agreement	A-5
Fund III Contributed Interests	2
Fund III Contributor Subsidiary	A-5
Fund III Investment	2
Fund III Retained Assets	A-5
Fund III Rev Units	2
Fund IV	1
Fund IV Assignment Agreement	A-5
Fund IV Cash Contribution Amount	2
Fund IV Contributed Assets	2
Fund IV Contributed Interests	2
Fund IV Contributor Subsidiary	A-6
Fund IV Investment	2
Fund IV Rev Units	2
GAAP	A-6
Gen IV	1
Gen IV Assignment Agreement	A-6
Gen IV Contributed Interests	2
Gen IV Contributor Subsidiary	A-6
Gen IV Investments	2
Gen IV Rev Units	2
Governing Documents	A-6
Governmental Entity	A-6
Hazardous Material	A-6
Income Tax	A-7
Income Tax Return	A-7
Intellectual Property	A-7
IRS	A-7
Knowledge	A-7
Laws	A-7

(iv)

Legal Proceeding	A-7
Liabilities	A-7
Liability	A-7
Lien	A-7
Loss	A-8
LS Power Entities	25
LSP Development	2
LSP Gen IV	15
Management Employee	21
Management Employees	21
Material Adverse Effect	A-8
Order	A-8
Ordinary Course of Business	A-8
Original Rev LLC Agreement	1
Parties	1
Party	1
Permits	A-8
Permitted Liens	A-8
Person	A-9
Pre-Closing Tax Period	A-9
Principal Facility Documents	A-9
Real Property	A-9
Reference Time	A-10
Release	A-10
Replacement Credit Support	A-10
Rev	1

Rev Contributed Assets	2
Rev Contributed Interests	A-10
Rev Entities	1
Rev Entity	1
Rev Holdco	1
Rev Holdings	1
Rev Intermediary	1
Rev Ops	2
Rev Subsidiary Contribution Agreement	5
Rev Subsidiary Contributions	3
Rev Unit	A-10
Securities Act	A-10
Straddle Period	A-10
Subsidiary	A-10
Tax	A-10
Tax Proceeding	20
Tax Return	A-11
Taxes	A-10
Taxing Authority	A-10
Third Party	A-11
Transaction Documents	A-11
Transactions	5
Transfer Taxes	20
Transferred Employee	21
Willkie	25

(v)

CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT (including the exhibits, annexes, and schedules hereto, as amended, restated, supplemented, or otherwise modified from time to time, this “Agreement”) is made as of July 1, 2021, by and among Bolt Energy Investment Holdings, LLC, a Delaware limited liability company (“Bolt Energy”), Rev Renewables Bolt AIV Holdings, LLC, a Delaware limited liability company (“Bolt AIV”), Rev Renewables Fund III Holdings, LLC, a Delaware limited liability company (“Fund III”), Rev Renewables Fund IV AIV Holdings, LLC, a Delaware limited liability company (“Fund IV”), Rev Gen IV Holdings, LLC, a Delaware limited liability company (“Gen IV”), and Rev Renewables, LLC, a Delaware limited liability company (“Rev”). Each of the foregoing parties is sometimes referred to herein individually as a “Party” and collectively as the “Parties,” and Bolt Energy, Bolt AIV, Fund III, Fund IV, and Gen IV are sometimes referred to herein individually as a “Contributor” and collectively as the “Contributors.”

RECITALS

WHEREAS, on June 7, 2021 (the “Formation Date”), (i) Gen IV formed Rev, (ii) Rev in turn formed Rev Renewables Holdings, LLC, a Delaware limited liability company (“Rev Holdings”), (iii) Rev Holdings in turn formed Rev Renewables Intermediary, LLC, a Delaware limited liability company (“Rev Intermediary”), and (iv) Rev Intermediary in turn formed Rev Renewables Holdco, LLC, a Delaware limited liability company (“Rev Holdco” and together with Rev, Rev Holdings and Rev Intermediary, each, a “Rev Entity” and collectively, the “Rev Entities”), in each case, by filing a certificate of formation with the Secretary of State of the State of Delaware to be effective as of the Formation Date;

WHEREAS, immediately following the formation of the Rev Entities, Gen IV and Rev entered into that certain Limited Liability Company Agreement of Rev dated as of the Formation Date (the “Original Rev LLC Agreement”);

WHEREAS, Bolt Energy Management LLC, a Delaware limited liability company (“Bolt Energy Management”), on behalf of Bolt Energy, LLC, a Delaware limited liability company, has approved the contributions by Bolt Energy to Rev on the applicable Contribution Date of: (i) one hundred percent (100%) of the issued and outstanding membership interests (the “Bolt Energy Contributed Interests”) in Bolt Energy Investment, LLC, a Delaware limited liability company (“Bolt Energy Investment”), and (ii) approximately (subject to adjustment for anticipated expenses) One Hundred Five Million Dollars ($105,000,000.00) (the “Bolt Energy Cash Contribution Amount” and together with the Bolt Energy Contributed Interests, the “Bolt Energy Contributed Assets”), in exchange for an aggregate of 362,420 Rev Units (the “Bolt Energy Rev Units”);

WHEREAS, Bolt Energy Management, on behalf of Bolt Energy Holdings AIV, LLC, a Delaware limited liability company, has approved the contribution by Bolt AIV to Rev on the applicable Contribution Date of: approximately (subject to adjustment for anticipated expenses) Forty Million Dollars ($40,000,000.00) (the “Bolt AIV Cash Contribution Amount”), in exchange for an aggregate of 26,580 Rev Units (the “Bolt AIV Rev Units”);

CONTRIBUTION AGREEMENT

WHEREAS, LS Power Partners III, L.P., a Delaware limited partnership, on behalf of LS Power Equity Partners III, L.P., a Delaware limited partnership, has approved the contribution by Fund III to Rev on the applicable Contribution Date of: one hundred percent (100%) of the issued and outstanding membership interests in Fund III Rev Renewables Holdco, LLC, a Delaware limited liability company (“Fund III Investment”; such membership interests, the “Fund III Contributed Interests”), in exchange for an aggregate of 324,000 Rev Units (the “Fund III Rev Units”), it being acknowledged and agreed that the Fund III Contributed Interests shall not include the right to the Fund III Retained Assets, which shall be retained by Fund III;

WHEREAS, LS Power Partners IV, L.P., a Delaware limited partnership, on behalf of LS Power Equity Partners IV AIV, L.P., a Delaware limited partnership, has approved the contributions by Fund IV to Rev on the applicable Contribution Date of: (i) one hundred percent (100%) of the issued and outstanding membership interests (the “Fund IV Contributed Interests”) in Quattro Solar Holdco, LLC, a Delaware limited liability company (“Fund IV Investment”), and (ii) approximately Two Hundred Thirty Three Million Dollars ($233,000,000) (the “Fund IV Cash Contribution Amount” and together with the Fund IV Contributed Interests, the “Fund IV Contributed Assets”), in exchange for an aggregate of 275,000 Rev Units (the “Fund IV Rev Units”);

WHEREAS, LS Power Development, LLC, a Delaware limited liability company (“LSP Development”), on behalf of LS Power Associates, L.P., a Delaware limited partnership, has approved the contributions by Gen IV to Rev on the applicable Contribution Date of: one hundred percent (100%) of the issued and outstanding membership interests (the “Gen IV Contributed Interests” and together with the Bolt Energy Contributed Assets, the Bolt AIV Cash Contribution Amount, the Fund III Contributed Interests and the Fund IV Contributed Assets, the “Rev Contributed Assets”) in each of (a) Rev Renewables Ops, LLC, a Delaware limited liability company (“Rev Ops”) and (b) Gen IV Rev Renewables Development Holdings, LLC, a Delaware limited liability company (the “Gen IV Investments” and the Gen IV Investments together with Bolt Energy Investment, Fund III Investment, and Fund IV Investment, are each, a “Contributed Entity” and collectively, the “Contributed Entities”), in exchange for an aggregate of 12,000 Rev Units (the “Gen IV Rev Units”);

WHEREAS, in connection with and immediately following the Closing, the Contributors and Rev will amend and restate the Original Rev LLC Agreement pursuant to that certain Amended and Restated Limited Liability Company Agreement of Rev, in substantially the form attached hereto as Exhibit B (the “A&R Rev LLC Agreement”), whereby Bolt Energy, Bolt AIV, Fund III, Fund IV, and Gen IV will hold 362,420, 26,580, 324,000, 275,000, and 12,000 Rev Units, respectively; and

WHEREAS, upon the applicable Contribution Dates but effective as of the Closing Date, (i) other than Rev Ops, which will remain a wholly-owned subsidiary of Rev, and the Bolt Energy Cash Contribution Amount, the Bolt AIV Cash Contribution Amount and the Fund IV Cash Contribution Amount, which Rev will hold itself or contribute to one or more of its applicable Subsidiaries, Rev will in turn contribute one hundred percent (100%) of its right, title, and interest in the remaining Rev Contributed Assets to Rev Holdings, (ii) Rev Holdings will in turn contribute one hundred percent (100%) of its right, title, and interest in the remaining Rev Contributed Assets to Rev Intermediary, and (iii) Rev Intermediary will in turn contribute one hundred percent (100%) of its right, title, and interest in the remaining Rev Contributed Assets to Rev Holdco (collectively, the “Rev Subsidiary Contributions”).

CONTRIBUTION AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, other good and valuable consideration and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby ratify and confirm the foregoing Recitals and further agree as follows:

AGREEMENTS

ARTICLE I

DEFINITIONS; REFERENCES; CONSTRUCTION

1.1 Definitions. The Glossary of Defined Terms, which follows the Table of Contents, sets forth the location herein of the definition for each capitalized term used herein. In addition to the terms defined in the body of this Agreement, other capitalized terms used herein have the meanings given to them in Exhibit A attached hereto.

1.2 References. The Table of Contents and the section and other headings and subheadings set forth in this Agreement and the exhibits, annexes, and schedules hereto are solely for the purpose of reference, are not part of the agreement of the Parties, and will not in any way affect the meaning or interpretation of this Agreement or any exhibit, annex, or schedule hereto. All references to days (excluding Business Days) or months will be deemed references to calendar days or months. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day. All references to “U.S.” are references to the United States of America and references to “$” are references to U.S. dollars, unless otherwise indicated. Unless the context otherwise requires, any reference to a “Section,” “Article,” “Exhibit,” “Annex,” or “Schedule” will be deemed to refer to a section of this Agreement, an article to this Agreement, an exhibit to this Agreement, an Annex to this Agreement, or a schedule to this Agreement, as applicable. The Schedules delivered in connection herewith are hereby incorporated into this Agreement by this reference and made a part hereof. Notwithstanding anything to the contrary contained in this Agreement or in any Schedule, any information disclosed in one Schedule will be deemed to be disclosed in each other Schedule to the extent that the applicability of such information to such other Schedule is readily apparent on its face. Unless expressly contemplated by the underlying representation or warranty, the disclosure of any information will not be deemed to constitute an acknowledgment that such information is (a) required to be disclosed in connection with such representation or warranty or (b) is material and will not be deemed to establish a standard of materiality and will not be deemed an admission of any liability or concession as to any defense available. Any description of any agreement, document, instrument, plan, arrangement, or other item set forth on any Schedule hereto is a summary only and is qualified in its entirety by the terms of such agreement, document, instrument, plan, arrangement, or item. The words “hereof,” “herein,” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “including,” or any variation thereof, means “including, without limitation” and will not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. Unless the context otherwise requires, the word “or” means “and/or.” Any reference to a Law will be deemed to also

CONTRIBUTION AGREEMENT

refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. All terms defined in this Agreement will have the defined meanings when used as capitalized terms in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions set forth in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.

1.3 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

ARTICLE II

CONTRIBUTIONS; ISSUANCE OF REV UNITS

2.1 Contributions; Issuance of Rev Units to the Contributors.

(a) On the terms set forth herein, at the applicable Contribution Date:

(i) Bolt Energy shall contribute, convey, transfer, assign and deliver to Rev, and Rev shall accept from Bolt Energy, the Bolt Energy Contributed Assets and, in consideration therefor, on the Closing Date Rev hereby issues to Bolt Energy the Bolt Energy Rev Units, free and clear of Liens, other than Liens arising under the A&R Rev LLC Agreement and Permitted Liens;

(ii) Bolt AIV shall contribute, convey, transfer, assign and deliver to Rev, and Rev shall accept from Bolt AIV, the Bolt AIV Cash Contribution Amount and, in consideration therefor, on the Closing Date Rev hereby issues to Bolt AIV the Bolt AIV Rev Units, free and clear of Liens, other than Liens arising under the A&R Rev LLC Agreement and Permitted Liens;

(iii) Fund III shall contribute, convey, transfer, assign and deliver to Rev, and Rev shall accept from Fund III, the Fund III Contributed Interests and, in consideration, therefor, on the Closing Date Rev hereby issues to Fund III the Fund III Rev Units, free and clear of Liens, other than Liens arising under the A&R Rev LLC Agreement and Permitted Liens;

(iv) Fund IV shall contribute, convey, transfer, assign and deliver to Rev, and Rev shall accept from Fund IV, the Fund IV Contributed Assets and, in consideration therefor, on the Closing Date Rev hereby issues to Fund IV the Fund IV Rev Units, free and clear of Liens, other than Liens arising under the A&R Rev LLC Agreement and Permitted Liens;

CONTRIBUTION AGREEMENT

(v) Gen IV shall contribute, convey, transfer, assign and deliver to Rev, and Rev shall accept from Gen IV, the Gen IV Contributed Interests and, in consideration therefor, on the Closing Date Rev hereby issues to Gen IV the Gen IV Rev Units, free and clear of Liens, other than Liens arising under the A&R Rev LLC Agreement and Permitted Liens; and

(vi) Upon each Contribution Date and effective as of the Closing Date, the applicable Rev Entities will effectuate the Rev Subsidiary Contributions pursuant to that certain Omnibus Contribution Agreement and Instrument of Assignment, in substantially the form attached hereto as Exhibit C (the “Rev Subsidiary Contribution Agreement”).

2.2 Closing. The closing (the “Closing”) of the transactions described in Section 2.1(a) will take place on the date hereof (the “Closing Date”); provided that certain of the Rev Contributed Assets shall be contributed by the Contributors to Rev after the Closing on their applicable Contribution Date (collectively, the “Transactions”) and all such Transactions shall be deemed effective as of the Closing Date. The consummation of the Transactions will take place via remote electronic exchange of documents and signatures (by facsimile, “portable document format,” email, or other form of electronic communication); provided that if any original document must be delivered, such delivery will take place at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, NY 10019 or such other place as the Parties shall mutually agree.

2.3 Deliveries.

(a) By Bolt Energy. Bolt Energy will deliver or cause to be delivered to Rev:

(i) at the Closing, a certificate executed by a duly authorized officer of Bolt Energy, in such Person’s capacity as an officer of Bolt Energy, certifying that attached thereto are complete and accurate copies of resolutions or similar approvals (or extracts thereof) adopted by the appropriate governing body to approve the Transactions and the Transaction Documents to which Bolt Energy or any Bolt Energy Contributor Subsidiary is a party, and certifying that such resolutions or similar approvals are in full force and effect;

(ii) on the applicable Contribution Date, the Bolt Energy Cash Contribution Amount in immediately available funds to a bank account provided by Rev;

(iii) at the Closing, a counterpart to each Transaction Document to which Bolt Energy or any Bolt Energy Contributor Subsidiary is a party, duly executed by an authorized officer of Bolt Energy or the applicable Bolt Energy Contributor Subsidiary, as applicable;

(iv) at the Closing, a counterpart to the A&R Rev LLC Agreement, duly executed by an authorized officer of Bolt Energy;

(v) at the Closing, a counterpart to the Bolt Energy Assignment Agreement, duly executed by an authorized officer of Bolt Energy;

CONTRIBUTION AGREEMENT

(vi) on the applicable Contribution Date, resignations or removal of the managers and officers of each Bolt Energy Contributor Subsidiary, if requested by Rev;

(vii) at the Closing, a valid IRS Form W-9 of Bolt Energy;

(viii) on the applicable Contribution Date, any Consents with respect to the Rev Contributed Assets contributed by Bolt Energy;

(ix) on the applicable Contribution Date, documents required to be executed by any Bolt Energy Contributor Subsidiary in connection with the Replacement Credit Support applicable to the Bolt Energy Contributor Subsidiaries; and

(x) any other documents or instruments, duly executed by an authorized officer of Bolt Energy or any Bolt Energy Contributor Subsidiary, as applicable, that Rev may reasonably request as necessary or appropriate to consummate the Transactions.

(b) By Bolt AIV: Bolt AIV will deliver or cause to be delivered to Rev:

(i) at the Closing, a certificate executed by a duly authorized officer of Bolt AIV, in such Person’s capacity as an officer of Bolt AIV, certifying that attached thereto are complete and accurate copies of resolutions or similar approvals (or extracts thereof) adopted by the appropriate governing body to approve the Transactions and the Transaction Documents to which Bolt AIV is a party, and certifying that such resolutions or similar approvals are in full force and effect;

(ii) on the applicable Contribution Date, the Bolt AIV Cash Contribution Amount in immediately available funds to a bank account provided by Rev;

(iii) at the Closing, a counterpart to each Transaction Document to which Bolt AIV is a party, duly executed by an authorized officer of Bolt AIV;

(iv) at the Closing, a counterpart to the A&R Rev LLC Agreement, duly executed by an authorized officer of Bolt AIV;

(v) at the Closing, a counterpart to the Bolt AIV Instrument of Contribution and Issuance, duly executed by an authorized officer of Bolt AIV;

(vi) at the Closing, a valid IRS Form W-9 of Bolt AIV;

(vii) on the applicable Contribution Date, any Consents with respect to Rev Contributed Assets contributed by Bolt AIV; and

(viii) any other documents or instruments, duly executed by an authorized officer of Bolt AIV that Rev may reasonably request as necessary or appropriate to consummate the Transactions.

CONTRIBUTION AGREEMENT

(c) By Fund III. Fund III will deliver or cause to be delivered to Rev:

(i) at the Closing, a certificate executed by a duly authorized officer of Fund III, in such Person’s capacity as an officer of Fund III, certifying that attached thereto are complete and accurate copies of resolutions or similar approvals (or extracts thereof) adopted by the appropriate governing body to approve the Transactions and the Transaction Documents to which Fund III or any Fund III Contributor Subsidiary is a party, and certifying that such resolutions or similar approvals are in full force and effect;

(ii) at the Closing, a counterpart to each Transaction Document to which Fund III or any Fund III Contributor Subsidiary is a party, duly executed by an authorized officer of Fund III or the applicable Fund III Contributor Subsidiary, as applicable;

(iii) at the Closing, a counterpart to the A&R Rev LLC Agreement, duly executed by an authorized officer of Fund III;

(iv) at the Closing, a counterpart to the Fund III Assignment Agreement, duly executed by an authorized officer of Fund III;

(v) on the applicable Contribution Date, resignations or removal of the managers and officers of each Fund III Contributor Subsidiary, if requested by Rev;

(vi) at the Closing, a valid IRS Form W-9 of Fund III;

(vii) on the applicable Contribution Date, any Consents with respect to Rev Contributed Assets contributed by Fund III;

(viii) on the applicable Contribution Date, documents required to be executed by any Fund III Contributor Subsidiary in connection with the Replacement Credit Support applicable to the Fund III Contributor Subsidiaries; and

(ix) any other documents or instruments, duly executed by an authorized officer of Fund III or any Fund III Contributor Subsidiary, as applicable, that Rev may reasonably request as necessary or appropriate to consummate the Transactions.

(d) By Fund IV. Fund IV will deliver or cause to be delivered to Rev:

(i) at the Closing, a certificate executed by a duly authorized officer of Fund IV, in such Person’s capacity as an officer of Fund IV, certifying that attached thereto are complete and accurate copies of resolutions or similar approvals (or extracts thereof) adopted by the appropriate governing body to approve the Transactions and the Transaction Documents to which Fund IV or any Fund IV Contributor Subsidiary is a party, and certifying that such resolutions or similar approvals are in full force and effect;

(ii) on the applicable Contribution Date, the Fund IV Cash Contribution Amount in immediately available funds to a bank account provided by Rev;

CONTRIBUTION AGREEMENT

(iii) at the Closing, a counterpart to each Transaction Document to which Fund IV or any Fund IV Contributor Subsidiary is a party, duly executed by an authorized officer of Fund IV or the applicable Fund IV Contributor Subsidiary, as applicable;

(iv) at the Closing, a counterpart to the A&R Rev LLC Agreement, duly executed by an authorized officer of Fund IV;

(v) at the Closing, a counterpart to the Fund IV Assignment Agreement, duly executed by an authorized officer of Fund IV;

(vi) on the applicable Contribution Date, such resignations or removal of the managers and officers of each Fund IV Contributor Subsidiary, if requested by Rev;

(vii) at the Closing, a valid IRS Form W-9 of Fund IV;

(viii) on the applicable Contribution Date, any Consents with respect to Rev Contributed Assets contributed by Fund IV;

(ix) on the applicable Contribution Date, documents required to be executed by any Fund IV Contributor Subsidiary in connection with the Replacement Credit Support applicable to the Fund IV Contributor Subsidiaries; and

(x) any other documents or instruments, duly executed by an authorized officer of Fund IV or any Fund IV Contributor Subsidiary, as applicable, that Rev may reasonably request as necessary or appropriate to consummate the Transactions.

(e) By Gen IV. Gen IV will deliver or cause to be delivered to Rev:

(i) at the Closing, a certificate executed by a duly authorized officer of Gen IV, in such Person’s capacity as an officer of Gen IV, certifying that attached thereto are complete and accurate copies of resolutions or similar approvals (or extracts thereof) adopted by the appropriate governing body to approve the Transactions and the Transaction Documents to which Gen IV or any Gen IV Contributor Subsidiary is a party, and certifying that such resolutions or similar approvals are in full force and effect;

(ii) at the Closing, a counterpart to each Transaction Document to which Gen IV or any Gen IV Contributor Subsidiary is a party, duly executed by an authorized officer of Gen IV or the applicable Gen IV Contributor Subsidiary, as applicable;

(iii) at the Closing, a counterpart to the A&R Rev LLC Agreement, duly executed by an authorized officer of Gen IV;

(iv) at the Closing, a counterpart to the Gen IV Assignment Agreement, duly executed by an authorized officer of Gen IV;

(v) on the applicable Contribution Date, such resignations or removal of the managers and officers of each Gen IV Contributor Subsidiary, if requested by Rev;

CONTRIBUTION AGREEMENT

(vi) at the Closing, a valid IRS Form W-9 of Gen IV;

(vii) on the applicable Contribution Date, any Consents with respect to Rev Contributed Assets contributed by Gen IV;

(viii) on the applicable Contribution Date, documents required to be executed by any Gen IV Contributor Subsidiary in connection with the Replacement Credit Support applicable to the Gen IV Contributor Subsidiaries; and

(ix) any other documents or instruments, duly executed by an authorized officer of Gen IV or any Gen IV Contributor Subsidiary, as applicable, that Rev may reasonably request as necessary or appropriate to consummate the Transactions.

(f) By Rev. Rev will deliver or cause to be delivered to each Contributor:

(i) at the Closing, a certificate executed by a duly authorized officer of Rev, in such Person’s capacity as an officer of Rev, certifying that attached thereto are complete and accurate copies of resolutions or similar approvals (or extracts thereof) adopted by appropriate governing body of Rev required to approve the Transactions and the Transaction Documents to which Rev or any other Rev Entity is a party, and certifying that such resolutions or similar approvals are in full force and effect;

(ii) at the Closing, a counterpart to each Transaction Document to which Rev or any other Rev Entity is a party, duly executed by an authorized officer of Rev or such other Rev Entity, as applicable;

(iii) at the Closing, a counterpart to the A&R Rev LLC Agreement, duly executed by an authorized officer of Rev;

(iv) at the Closing, a counterpart to each Contributor Assignment Agreement, duly executed by an authorized officer of Rev;

(v) such resignations or removal, effective as of the Closing Date, of the managers and officers of Rev, if requested by the Contributors;

(vi) any Consents with respect to Rev’s acceptance of the Rev Contributed Assets or issuance of the Rev Units;

(vii) on the applicable Contribution Date, evidence reasonably satisfactory to each Contributor that Rev has obtained replacements for the Replacement Credit Support applicable to such Contributor in the form required by the recipient benefitting from such Replacement Credit Support and that such Contributor and the applicable providers of the Replacement Credit Support have been released from all obligations with respect to such Replacement Credit Support;

(viii) at the Closing, counterparts to the Rev Subsidiary Contribution Agreement, duly executed by an authorized officer of each Rev Entity party thereto; and

CONTRIBUTION AGREEMENT

(ix) any other documents or instruments, duly executed by an authorized officer of Rev or any other Rev Entity, as applicable, that any Contributor may reasonably request as necessary or appropriate to consummate the Transactions.

2.4 Modifications to Contributor Equity Value.

(a) Each Contributor and Rev hereby acknowledge and agree that at the Closing each Contributor was issued its corresponding number of Rev Units based on the values set forth with respect to each Contributor’s Rev Contributed Assets in the Equity Value Model. If, following the Closing and prior to the Contribution Date, any assets owned or leased by a Contributor Subsidiary to be contributed by a Contributor are damaged or destroyed by a casualty or similar event (a “Casualty Event”) where such Contributor, acting reasonably and in good faith, determines that such Casualty Event would reasonably be expected to have a Material Adverse Effect, such Contributor shall notify the Board and each other Contributor of such Casualty Event. Following receipt of such notice, the Board shall, on its own initiative or at the request of any Contributor, in good faith reassess the number of Rev Units issued to each Contributor. The results of such reassessment shall be subject to the delivery of an update to each fairness opinion (given by the same Person that issued the respective fairness opinion prior to Closing) that was issued to each applicable Contributor reflecting any changes to the Equity Value Model after giving effect to such event.

(b) Promptly after the determination set forth in Section 2.4(a), above, Rev will adjust the amount of Rev Units issued to and held by each Contributor based on any such reassessment. Any such forfeiture and issuance of Rev Units will occur automatically, without further action of Rev or the Contributors, and will be deemed to be effective as of the date of the reassessment set forth in Section 2.4(a). Rev and each Contributor will promptly execute all necessary instruments and documentation to effect the matters set forth herein.

(c) Any adjustment of Rev Units made pursuant to this Section 2.4 will, for Tax purposes, be treated as an adjustment to the consideration for the Rev Contributed Assets contributed by the applicable Contributor.

2.5 Development Project Expenses. To the extent not calculated in the value of the Gen IV Contributed Interests and the corresponding amount of Gen IV Rev Units issued to Gen IV at Closing, to the extent Gen IV provides Rev with appropriate documentation of all Development Project Expenses incurred and (absent manifest error) Rev shall promptly reimburse Gen IV in cash for such amounts.

2.6 Fund III Retained Assets. Notwithstanding any provision herein to the contrary, the Fund III Contributed Interests when contributed shall not include, and Rev shall have no right to, and Fund III shall retain in all respects, the Fund III Retained Assets. Upon receipt of any Fund III Retained Assets, Rev shall promptly, and in no event later than five (5) Business Days after receipt, remit all proceeds, payments or other amounts received with respect to the Fund III Retained Assets to Fund III. Any such remittance shall not be considered a distribution on account of equity but rather a remittance made in compliance with Rev’s obligations hereunder.

CONTRIBUTION AGREEMENT

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTORS

Each Contributor hereby severally represents and warrants to Rev and each other Contributor, as of the Closing Date and each applicable Contribution Date, solely with respect to such Contributor and its Contributor Subsidiaries (as applicable), that the following statements in this Article III are true and correct as of the date made (or, if stated to be made as of a specific date, as of such specific date), except, where the failure to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and each Contributor acknowledges that Rev and each other Contributor are relying on the following representations and warranties in this Article III in entering into this Agreement and consummating the Transactions:

3.1 Organization; Qualification. Each Contributor and its Contributor Subsidiaries are duly organized, validly existing, and in good standing under the Laws of the State of Delaware or its jurisdiction of organization. The Contributor Subsidiaries of each Contributor are duly qualified or authorized to do business and are in good standing or have an active right to transact business under the Laws of each jurisdiction in which such Contributor Subsidiaries, as applicable, own or lease real property and each other jurisdiction in which either (i) the conduct of business of such Contributor Subsidiaries or (ii) the ownership, lease, operation, or holding of the assets and properties now owned, leased, operated, or held by such Contributor Subsidiaries requires such qualification or authorization and no such Contributor Subsidiaries are required to qualify or obtain a license to do business in any other jurisdiction.

3.2 Authority; No Conflicts; Consents. Each Contributor has all requisite limited liability company power and authority to execute and deliver each Transaction Document to which it is a party, to consummate the Transactions, and to perform all of the terms and obligations thereunder required to be performed by it. Each of the Transaction Documents to which such Contributor is a party has been duly and validly authorized, executed, and delivered by such Contributor, and (assuming the due and valid authorization, execution, and delivery by the other parties hereto and thereto) the Transaction Documents to which such Contributor is a party constitute the legal, valid, and binding obligations of such Contributor, enforceable against such Contributor in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar Laws affecting creditors’ rights and remedies generally. The consummation of the Transactions will not conflict with, require the consent of any third party (not previously received) or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of acceleration, termination, loss of benefits or rights, or cancellation of, or result in any Lien (other than a Permitted Lien) on, any of the equity or assets of such Contributor or its Contributor Subsidiaries under any provision of: (i) their Governing Documents; (ii) any applicable Law or Order; or (iii) their respective Principal Facility Documents or material Permits; except, in the case of clauses (ii) and (iii), for such conflicts, violations, breaches, defaults, accelerations, terminations, losses, cancellations, or Liens set forth on Schedule 3.2.

CONTRIBUTION AGREEMENT

3.3 Ownership; Capitalization.

(a) Each Contributor owns its applicable Rev Contributed Interests, which constitute one hundred percent (100%) of the issued and outstanding membership interests in such Contributor’s applicable Contributed Entity, and such Contributor’s right, title, and interest in such Rev Contributed Interests is free and clear of all Liens, other than Permitted Liens. Except for such Contributor’s ownership of its applicable Rev Contributed Interests, such Contributor does not have any other interest in, or right to acquire, any membership interest or units of any class or series or any other equity interests in any Subsidiary of such Contributed Entity or other rights convertible, exercisable, or exchangeable into equity interests or units of any class or series or any other equity interests of any Subsidiary of such Contributed Entity. Except as may be set forth in any Principal Facility Document or with respect to its Rev Contributed Interests, there are no other issued and outstanding equity securities or interests of any Contributor Subsidiary of such Contributor or any securities or interests convertible, exchangeable, or exercisable into equity securities or interests of any Contributor Subsidiary of such Contributor. All securities and interests held by Contributor in a Contributor Subsidiary or by a Contributor Subsidiary in another Contributor Subsidiary are duly authorized, validly issued, fully paid, and non-assessable and were issued in conformity with all applicable Laws. Other than as may be set forth in any Principal Facility Document, no authorized, issued, or outstanding equity interests in any Contributor Subsidiary of such Contributor are subject to, and no such equity interests were issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right, or any similar right under applicable Law, the Governing Documents of the applicable Contributor Subsidiary of such Contributor or any Contract to which any Contributor Subsidiary of such Contributor is or was a party or by which any Contributor Subsidiary of such Contributor, or any asset or property of any Contributor Subsidiary of such Contributor, is or was otherwise bound.

(b) Each Contributor has made available to Rev and each other Contributor true, correct and complete copies of the Governing Documents of such Contributor and its Contributor Subsidiaries as in effect immediately prior to the applicable Contribution Date (including all amendments, restatements, supplements or other modifications thereto).

3.4 Financial and Other Matters.

(a) The books and records used to prepare financial statements and related information pertaining to each Contributor Subsidiary have been maintained (as applicable) in accordance with GAAP, subject to normal recurring year-end adjustments, which, would not reasonably be expected to have a material impact on the financial position, results of operations, or other financial information of such Contributor Subsidiary.

(b) No Contributor Subsidiary has any outstanding Liabilities not previously disclosed to Rev, except for Liabilities (i) incurred in the Ordinary Course of Business, (ii) pursuant to future performance obligations under any applicable Contract entered into in the Ordinary Course of Business, (iii) relating to Contributor Subsidiary Indebtedness, (iv) relating to the Principal Facility Documents, or (v) incurred directly in connection with this Agreement or the Transactions.

CONTRIBUTION AGREEMENT

3.5 Conduct of Business; Absence of Certain Changes, Events and Conditions. Since March 31, 2021, the sole business of each Contributor Subsidiary has been, as applicable, the development, planning, permitting, construction, financing, use, direct or indirect ownership (as applicable), leasing, operation, and/or maintenance of the applicable Facility related thereto and activities incidental thereto. Except for the Transactions, each Contributor is conducting its business in the Ordinary Course of Business.

3.6 Legal Proceedings.

(a) Except as set forth on Schedule 3.6(a), there is no Legal Proceeding pending or, to the Knowledge of each applicable Contributor, threatened against or involving any Contributor Subsidiary or any officer, director, manager, member, or current or former employee of any Contributor Subsidiary, in each case, in such Person’s capacity as such. Except as set forth on Schedule 3.6(a), no Contributor Subsidiary is in violation of any Order issued against it or any other Contributor Subsidiary.

(b) There are no bankruptcy, reorganization, arrangement proceedings, assignment for the benefit of creditors, or other Legal Proceedings of a similar nature in any jurisdiction filed by, pending against, being contemplated by or, to the Knowledge of each applicable Contributor, threatened against, any Contributor Subsidiary.

3.7 Principal Facility Documents. Each Principal Facility Document is (i) the legal, valid, and binding obligation of a Contributor Subsidiary and, to the Knowledge of each applicable Contributor, of each other party thereto, enforceable against such Contributor Subsidiary and, to the Knowledge of each applicable Contributor, each other party thereto, in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting creditors’ rights and remedies generally, and by general equitable principles and (ii) in full force and effect.

3.8 Benefit Plans and Employee Matters. Except as described on Schedule 3.8, no Contributor or Contributor Subsidiary (a) employs any individuals or has any Liability in respect of any former employees, or (b) maintains, sponsors, contributes to, or is required to contribute to any Employee Benefit Plan or has any Liability in respect of any Employee Benefit Plan.

3.9 Compliance with Laws; Permits; Environmental Matters.

(a) Compliance. Each Contributor Subsidiary is in compliance with all applicable Laws.

(b) Permits. Each Contributor Subsidiary possesses and is in compliance with, in all material respects, all material Permits required for the operation of the Contributor Subsidiaries.

(c) Environmental Matters.

(i) Each Contributor and Contributor Subsidiary is in compliance in all material respects with all applicable Environmental Laws. No Contributor or Contributor Subsidiary has received any written or, to the Knowledge of each applicable Contributor, oral, communication from any Governmental Entity alleging that it is not in compliance with any applicable Environmental Laws.

CONTRIBUTION AGREEMENT

(ii) Each Contributor Subsidiary possesses and is in compliance with, in all material respects, all material Environmental Permits required for the operation of the Contributor Subsidiaries.

(iii) There is no material Environmental Claim pending or, to the Knowledge of each applicable Contributor, threatened against any Contributor Subsidiary or against any Person whose Liability for any Environmental Claim that any Contributor Subsidiary has retained or assumed either contractually or by operation of Law.

3.10 Insurance. Each Contributor Subsidiary maintains insurance coverage appropriate for such Contributor Subsidiary’s assets and Facilities.

3.11 Taxes.

(a) All Tax Returns required to be filed by or on behalf of each Contributor Subsidiary have been duly filed on a timely basis and each such Tax Return is true, correct and complete in all material respects. All Taxes owed by any Contributor Subsidiary or with respect to operations of any Contributor Subsidiary (whether or not such Taxes are shown on a Tax Return) or for which any Contributor Subsidiary is otherwise liable that are or have become due have been timely paid in full. All Taxes that any Contributor Subsidiary is obligated to deduct or withhold from amounts owing to any employee, creditor, independent contractor, shareholder, member, or Third Party have been, in all material respects, so deducted or withheld and timely paid to the appropriate Taxing Authority.

(b) None of the material assets of any Contributor Subsidiary is subject to any Lien arising in connection with any failure to pay any Tax, other than Liens for current period Taxes not yet due and payable.

(c) There is no written claim against any Contributor Subsidiary for any Taxes, and no written assessment, deficiency, or adjustment has been asserted, proposed or, to the Knowledge of each applicable Contributor, threatened, and, to the Knowledge of each applicable Contributor, no basis for any such claim exists.

(d) Each Contributor Subsidiary has complied in all material respects with all applicable transfer pricing Laws.

(e) No Contributor Subsidiary currently has a “permanent establishment” (within the meaning of an applicable Tax treaty) or other office or fixed place of business in any country other than the country in which it is organized.

(f) No Contributor Subsidiary (i) is a party to or bound by any Tax allocation, sharing, or indemnity agreement, other than an agreement entered into in the Ordinary Course of Business, the primary purpose of which does not relate to Taxes or (ii) has any material Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provisions of applicable state, local or foreign Tax Law), or as a transferee or successor, or by contract or otherwise.

CONTRIBUTION AGREEMENT

3.12 Unregistered Securities.

(a) Each Contributor has sufficient knowledge of finance, securities, and investments generally, has experience and skill in investments based on actual participation, and has the ability to bear the economic risks of such Contributor’s investment in Rev Units for an indefinite period of time.

(b) Each Contributor understands and acknowledges that investing in the Rev Units involves a high degree of risk and uncertainty and that such Contributor could lose its entire investment in the Rev Units. Each Contributor has sought such accounting, legal, and tax advice as such Contributor has considered necessary to make an informed investment decision with respect to such Contributor’s investment in the Rev Units.

(c) Each Contributor is acquiring the Rev Units for such Contributor’s own account and not with a view to or in connection with the resale or other distribution of such Rev Units in violation of any securities Laws. Each Contributor understands and acknowledges that there is no public trading market for the Rev Units. Each Contributor has been advised and understands and acknowledges that the Rev Units have not been registered under the Securities Act or under the “blue sky” Laws of any jurisdiction and may be resold only if registered pursuant to the provisions of the Securities Act (or, if eligible, pursuant to the provisions of Rule 144 promulgated under the Securities Act or pursuant to another available exemption from the registration requirements of the Securities Act).

3.13 Intellectual Property, Privacy, and Information Technology. Each of the Contributor Subsidiaries owns or has the right to use all Intellectual Property necessary for the operation of the business of such Contributor Subsidiary. To the Knowledge of each applicable Contributor, the operation of the businesses of the Contributor Subsidiaries does not infringe upon or misappropriate any Intellectual Property of any other Person as of the date of this Agreement. The Contributor Subsidiaries have taken commercially reasonable precautions to protect the secrecy and confidentiality of the trade secrets owned by each of them.

3.14 Regulatory Matters. Each Contributor Subsidiary has made all material regulatory filings required to be made with any Governmental Entity with respect to the operation of its Facilities.

3.15 Affiliate Transactions. Other than with respect to the Transition Services Agreement between LSP Generation IV, LLC, a Delaware limited liability company (“LSP Gen IV”) and Rev dated as of the Closing Date, each material Contract between a Contributor Subsidiary, on the one hand, and any Affiliate of a Contributor Subsidiary (other than another Contributor Subsidiary), on the other hand, that was not entered into on arms-length terms has been terminated or is scheduled to be terminated within thirty (30) days following the applicable Contribution Date.

CONTRIBUTION AGREEMENT

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF REV

Rev hereby represents and warrants to each Contributor, as of the Closing Date, that the following statements in this Article IV are true and correct as of the date made (or, if stated to be made as of a specific date, as of such specific date), except, where the failure to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the financial condition, assets or operations of Rev or any Rev Entity, and Rev acknowledges that each Contributor is relying on the following representations and warranties in this Article IV in entering into this Agreement and consummating the Transactions:

4.1 Organization; Qualification. Each Rev Entity is duly organized, validly existing, and in good standing under the Laws of the State of Delaware. No Rev Entity is in default under or in violation of any provision of its Governing Documents.

4.2 Authority; No Conflicts; Consents.

(a) Rev has all requisite limited liability company power and authority to execute and deliver each Transaction Document to which Rev is a party, to consummate the Transactions, and to perform all of the terms and obligations thereunder required to be performed by Rev. Each of the Transaction Documents to which Rev is a party has been duly and validly authorized, executed and delivered by Rev, and (assuming the due and valid authorization, execution and delivery by the other parties hereto and thereto) the Transaction Documents to which Rev is a party constitute the legal, valid, and binding obligations of Rev, enforceable against Rev in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights, and remedies generally. No Rev Entity has conducted any business or had any operations since its formation, other than in connection with the Transactions.

(b) The consummation of the Transactions will not conflict with, require the Consent of any Third Party or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under (i) the Governing Documents of any Rev Entity or (ii) any Law or Order applicable to any Rev Entity.

(c) Except as set forth on Schedule 4.2(c), no Consent, Order, or Permit of, or declaration or filing with, or notification to, any Governmental Entity is required in connection with the Transactions.

4.3 Ownership; Capitalization.

(a) As of immediately prior to Closing, (i) Rev owns one hundred percent (100%) of the issued and outstanding membership interests in Rev Holdings, (ii) Rev Holdings owns one hundred percent (100%) of the issued and outstanding membership interests in Rev Intermediary, and (iii) Rev Intermediary owns one hundred percent (100%) of the issued and outstanding membership interests in Rev Holdco, in each case free and clear of all Liens, and there are no other issued and outstanding equity securities or interests of any Rev Entity, or any securities or interests convertible, exchangeable, or exercisable into equity securities or interests of any Rev

CONTRIBUTION AGREEMENT

Entity. Upon consummation of the Closing (including issuance of the Rev Units contemplated hereby), the issued and outstanding Rev Units (as defined in the A&R Rev LLC Agreement) will be as reflected on Schedule I to the A&R Rev LLC Agreement. Each Rev Unit issued in accordance with the terms of this Agreement, upon the Closing will be duly authorized, validly issued, and (assuming each Contributor’s compliance with its obligations hereunder) fully paid and non-assessable, and (subject to the accuracy of each Contributor’s representations and warranties in the A&R Rev LLC Agreement) will be issued in conformity with all applicable Laws. Until the consummation of the transactions contemplated by the Rev Subsidiary Contribution Agreement, no Rev Entity shall own an equity interest in any Person other than a Rev Entity or Rev Ops (upon the applicable Contribution Date for Rev Ops). No authorized, issued, or outstanding equity interests in any Rev Entity will upon issuance be subject to, and no such equity interests will be issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under applicable Law, the Governing Documents of the applicable Rev Entity, or any Contract to which any Rev Entity is a party or by which any Rev Entity is or was otherwise bound. The Rev Units will initially be uncertificated.

(b) Except as otherwise set forth in this Agreement or in the A&R Rev LLC Agreement, there are no (i) outstanding or authorized options, warrants, profits interests, other phantom interests, appreciation rights, purchase rights, subscription rights, conversion rights, exchange rights, or other Contracts, contingent or otherwise, of any kind that would require any Rev Entity to issue, sell, or otherwise cause to become outstanding any equity interests of, or grant other rights in, any Rev Entity, or that provide any Person the right to receive any economic benefit or right similar to the economic benefits and rights accruing to the holders of equity interests in the Rev Entities or (ii) outstanding obligations under any Contract, contingent or otherwise, (A) that require any Rev Entity to repurchase, redeem, or otherwise acquire any equity interests, interests in capital or profits, or other ownership interests of any Contributor Subsidiary or (B) relating to the voting or transfer of any equity interests of any Contributor Subsidiary other than as set forth in (1) the Governing Documents of the Contributor Subsidiaries, (2) this Agreement, or (3) any other Transaction Document to which any Contributor Subsidiary is a party. Rev has made available to each Contributor true, correct and complete copies of the Governing Documents of each Rev Entity as in effect immediately prior to the Closing (including all amendments, restatements, supplements or other modifications thereto).

4.4 No Assets, Liabilities or Operations. Immediately prior to the Closing, Rev has no assets, Liabilities, or operations of any kind (other than ownership of its respective Rev Entities or in connection with its formation and the maintenance of its existence under applicable Laws or actions taken for purposes of, relating to, or in respect of consummating, the Transactions).

4.5 Taxes. For U.S. federal and applicable state Income Tax purposes, each Rev Entity has always prior to the Closing been properly classified as an entity disregarded from each Contributor, as described in Treasury Regulations Section 301.7701-3(b)(1)(ii) of the Code.

CONTRIBUTION AGREEMENT

ARTICLE V

COVENANTS AND OTHER AGREEMENTS

5.1 Confidential Information. All Confidential Information (which, for purposes of this Section 5.1 includes this Agreement and each Transaction Document) furnished by or on behalf of a Party to any other Party or its or their Affiliates shall be kept strictly confidential by the recipient and the recipient shall not disclose, and shall cause its representatives not to disclose, such Confidential Information to any Person other than to representatives of the recipient to the extent necessary in connection with the Transactions. Any Party (as the case may be) upon receipt of prior consent (which consent shall not be unreasonably withheld, conditioned or delayed), may disclose Confidential Information to any Governmental Entity with jurisdiction to the extent required by Law. The disclosing Party shall seek confidential treatment for any proprietary information provided to any such Governmental Entity and the disclosing Party shall notify the other Parties as far in advance as practical of its intention to release any such information. Nothing contained here shall prohibit any recipient’s use of Confidential Information in connection with such recipient’s fund raising efforts, compliance requirements, investor relations (including investor relations with any limited partner of any Contributor that is an institutional private equity fund), portfolio company management and oversight or regulatory responsibilities, in each case (other than with respect to regulatory requirements), so long as the recipient of such Confidential Information is subject to customary confidentiality obligations).

5.2 Public Announcements. No press release or other public announcement, public statement, or communication will be made or caused to be made concerning the specified terms of this Agreement or the Transactions, unless approved in advance by the Parties except:

(a) to the extent necessary to comply with the requirements of (i) applicable Laws or (ii) any listing agreements with securities exchanges (in which event the disclosing Party will use its commercially reasonable efforts to allow each Contributor reasonable time to comment on (or block or otherwise seek a protective order or other appropriate remedy regarding) such press release, public announcement, or public statement or communication in advance of its issuance and such press release, public announcement, or public statement or communication will only contain such information that the disclosing Party was required by applicable Law or listing agreements to disclose);

(b) for disclosures by Contributors or any of their Affiliates or any of their respective limited partners to their current and prospective partners or financing sources or in connection with any private equity fundraising activities, prospective acquisitions after the Closing Date, or reporting activities; or

(c) for disclosures by the Parties to their respective legal counsel, accountants, financial advisors, or other advisors providing legal, tax, accounting, estate planning or investment advice.

Following the Closing, the Board will determine whether to issue any public announcement, public statement, or communication concerning this Agreement and the Transactions.

5.3 Further Assurances. Each Party will, at its own cost and expense, at any time and from time to time, upon reasonable request, use its commercially reasonable efforts to (a) do, execute, acknowledge, and deliver, and cause to be done, executed, acknowledged and delivered, all such further acts, transfers, assignments and documents as may be required to consummate the Transactions in accordance with the terms hereof or the other Transaction Documents and (b) take such other actions as may be reasonably required in order to carry out the intent of this Agreement or the other Transaction Documents; provided that in no event will any Party be required to take any action which, in the opinion of its counsel, is unlawful or would or could constitute a violation of any Law or require any additional approval of any Governmental Entity.

CONTRIBUTION AGREEMENT

5.4 Mutual Releases.

(a) At the Closing and effective as of the Closing and each applicable Contribution Date, each Contributor, on behalf of itself and its Affiliates, successors, and permitted assigns, hereby fully and irrevocably releases, acquits, and forever discharges Rev and each of such Contributor’s Contributor Subsidiaries and each of their respective past, present, or future officers, managers, directors and employees from any and all claims of whatever kind or nature in law, equity, or otherwise, whether known or unknown, and whether or not concealed or hidden, to the extent arising out of or relating to any facts, events, or circumstances, or any actions taken by Rev, such Contributor or such Contributor’s Contributor Subsidiaries, occurring prior to the applicable Contribution Date or relating to the ownership of any of the equity interests in any such Contributor Subsidiary prior to the applicable Contribution Date. Notwithstanding the foregoing, no release or waiver is provided with respect to (a) any rights of any Contributor under this Agreement or under any other Transaction Document, (b) the rights of any Contributor under the A&R Rev LLC Agreement or under any other Governing Documents of any Contributor Subsidiary, (c) Fraud, (d) any rights related to such Contributor or any equity of such Contributor, which will continue to exist and will not be released hereby or (e) any rights of any director, manager, officer or employee with respect to indemnification, exculpation or advancement of expenses under any relevant Governing Documents, which shall not be modified or altered by this Section 5.4(a).

(b) At the Closing and effective as of the Closing and each applicable Contribution Date, Rev, on behalf of itself and its Affiliates, successors, and permitted assigns, hereby fully and irrevocably releases, acquits, and forever discharges each Contributor and each of its respective past, present, or future officers, managers, directors and employees from any and all claims of whatever kind or nature in law, equity, or otherwise, whether known or unknown, and whether or not concealed or hidden, to the extent arising out of or relating to any facts, events, or circumstances, or any actions taken by such Contributor, occurring prior to the applicable Contribution Date. Notwithstanding the foregoing, no release or waiver is provided to any Contributor with respect to (a) any rights of Rev under this Agreement or under any other Transaction Document, (b) the rights of Rev under the A&R Rev LLC Agreement or under any other Governing Documents of Rev, (c) Fraud, (d) any rights related to Rev or any equity of Rev, which will continue to exist and will not be released hereby or (e) any rights of any director, manager, officer or employee with respect to indemnification, exculpation or advancement of expenses under any relevant Governing Documents, which shall not be modified or altered by this Section 5.4(b).

5.5 Tax Matters.

(a) Tax Returns. Rev will prepare and timely file, or cause to be prepared and timely filed (taking into account duly obtained extensions), all Tax Returns of each Contributor Subsidiary Pre-Closing Tax Periods required to be filed after the Closing Date in a manner consistent with past practice. With respect to any Income Tax Return of any Contributor Subsidiary

CONTRIBUTION AGREEMENT

for any Pre-Closing Tax Period (each, a “Contributor Subsidiary Income Tax Return”), Rev will provide a draft of each such Contributor Subsidiary Income Tax Return to each Contributor for its review and comment at least thirty (30) Business Days prior to the due date thereof, such comments to be delivered to Rev by any Contributor within the next fifteen (15) Business Days following each Contributor’s receipt of such Contributor Subsidiary Income Tax Returns. Rev will, in good faith, take into account and reflect on such Contributor Subsidiary Income Tax Returns any reasonable comments (including proposed positions, elections, and the treatment of a particular item of income or expense) proposed by each Contributor and so delivered.

(b) Cooperation on Tax Returns and Tax Proceedings. Rev, the Contributors and the Contributor Subsidiaries will (and will cause their Affiliates to) cooperate fully as and to the extent reasonably requested by any other Party in connection with the filing of Tax Returns and any audit, litigation or other proceeding (each, a “Tax Proceeding”) with respect to Taxes imposed on or with respect to the assets, operations or activities of any Rev Entity. Such cooperation will include the retention and (upon another Party’s request) the provision of records and information which are reasonably relevant to any such Tax Return or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any documents reasonably relevant to such Tax Return or Tax Proceeding; provided that in no event will any Contributor or Contributor Subsidiary have any obligation to retain records past the date on which the applicable statute of limitations for the Tax year remains open. Each Contributor further agrees, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Taxing Authority or any other Person as may be necessary to mitigate, reduce, or eliminate any Tax that could be imposed on Rev and each Contributor and Contributor Subsidiary (including with respect to the Transactions).

(c) Transfer Taxes. In the event that any transfer, sales, use, stamp, registration or other similar Taxes (“Transfer Taxes”) are due with respect to the Transactions, Rev will be responsible for the payment of any such Transfer Taxes. Rev and each Contributor will (and will cause their Affiliates to) cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

5.6 Officers’ and Directors’ Indemnification. For a period of six (6) years after the Closing Date (and such additional period of time as may be necessary to fully and finally resolve any claims for indemnification which have been duly submitted prior to the six (6) year anniversary of the Closing Date), unless otherwise required by applicable Law, Rev will not, and will cause its Subsidiaries not to, amend, repeal, or modify any provision in any Contributor Subsidiary’s Governing Documents relating to indemnification, exculpation or advancement of expenses of present and former directors, managers, officers, or employees of any Contributor or Contributor Subsidiary or their predecessors (collectively, the “D&O Indemnified Parties”), in and to the extent of their capacities as such and not as equityholders, in any manner that would result in such provisions being less favorable to the D&O Indemnified Parties as in effect on the applicable Contribution Date. Further, Rev will, and will cause its Subsidiaries to, indemnify, and advance expenses to each D&O Indemnified Party, in and to the extent of their capacities as such and not as equityholders, in respect of actions, omissions or events through the applicable Contribution Date to the extent provided in such Contributor Subsidiary’s Governing Documents. Without limiting the generality of the preceding sentence, if any D&O Indemnified Party becomes involved in any actual or threatened action, suit, claim, Legal Proceeding or investigation covered by this

CONTRIBUTION AGREEMENT

Section 5.6 after the Reference Time, Rev will, and will cause its Subsidiaries to, promptly advance to such D&O Indemnified Party his or her reasonable and documented legal or other expenses (including the cost of any investigation and preparation incurred in connection therewith) to the extent set forth in such Contributor Subsidiary’s Governing Documents. On and after the Closing, LSP Gen IV or its Affiliates will maintain director’s and officers’ liability insurance coverage for the directors and officers of each of the Rev Entities and the Contributor Subsidiaries until the earlier of the time when the Board determines to replace such policies or Rev consummates a Public Offering (as defined in the A&R Rev LLC Agreement).

5.7 Offers of Employment. At the Closing, Rev shall, or shall cause a designee to, employ and assume the employment obligations of each of the employees of LSP Development set forth on Schedule 5.7 (each, a “Management Employee” and collectively, the “Management Employees”). Each Management Employee who commences employment with Rev or its designee is hereinafter referred to as a “Transferred Employee.” Rev, or at its discretion, its designee, hereby assumes (x) any and all Liabilities of LSP Development and its Affiliates relating to the Transferred Employees (other than Liabilities pursuant to employee benefit plans maintained, sponsored, or contributed to by LSP Development or any of its Affiliates) for any periods prior to, on, or following the Closing Date, and (y) all offer letters, employment agreements, or similar agreements between any Transferred Employee, on the one hand, and LSP Development or any of its Affiliates, on the other hand, in all cases pursuant to clauses (x) and (y) above, effective as of the Closing. The Rev Entities shall indemnify and hold LSP Development and its Affiliates harmless for any Losses incurred by LSP Development or any of its Affiliates on account of the Liabilities or agreements assumed by Rev or its designee pursuant to this Section 5.7. This Section 5.7 shall be binding upon and inure solely to the benefit of each of the Parties and their respective successors and permitted assigns, and nothing in this Section 5.7, express or implied, shall confer upon any other Person (including, without limitation, any Management Employee, any Transferred Employee, or any beneficiaries or covered dependents thereof) any rights, benefits, obligations or remedies of any nature whatsoever under or by reason of this Section 5.7.

5.8 Credit Support. Promptly after the applicable Contribution Date, Rev shall use commercially reasonable efforts to obtain the replacement of all Continuing Credit Support applicable to each Contributor (including its Affiliates) in the form required by the recipient benefitting from such Continuing Credit Support. Each Contributor, whether through itself or an Affiliate thereof, will (i) to the extent permitted under any credit facility and related Contracts, maintain the Continuing Credit Support in accordance with the Contracts under it which issued and subject to the requirements of the recipient benefitting therefrom, subject to reimbursement in cash by Rev for the actual costs incurred with respect to such Continuing Credit Support, and (ii) provide further Credit Support as may be mutually agreed upon by such Contributor and Rev from time to time following the applicable Contribution Date in accordance with the provisions of the A&R Rev LLC Agreement, including Sections 3.14 and 3.16 thereof. Rev shall reimburse in cash each Contributor or its applicable Affiliate providing Credit Support (including Continuing Credit Support) on behalf of the Rev Entities after the applicable Contribution Date for the actual cost of providing such Credit Support and Rev agrees to indemnify, defend and hold harmless each Contributor or its applicable Affiliates for any Loss incurred based on drawings on such Credit Support (and if the obligation to provide indemnification with respect to the foregoing is insufficient, Rev shall issue a promissory note in form and substance reasonably satisfactory to such Contributor in order to satisfy its obligations).

CONTRIBUTION AGREEMENT

ARTICLE VI

GENERAL

6.1 Non-Survival. None of the representations, warranties, covenants, and agreements in this Agreement or any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the date when made, whether such date is the Closing Date or a Contribution Date, as applicable, except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after such date and (b) this Article VI.

6.2 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by registered or certified mail, return receipt requested, (c) sent by electronic mail (with receipt thereof confirmed by electronic mail by the applicable recipient(s)), (d) received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), or (e) expressly acknowledged by the recipient, in each case to the appropriate addresses or email addresses set forth below (or to such other addresses or email addresses as a Party may designate by notice to the other Parties):

If to any Rev Entity:

1700 Broadway, 38th Floor

New York, NY 10019

Attention: CEO

with copies (which will not constitute notice) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attention: Adam Turteltaub, Jay Hughes

If to Bolt Energy:

1700 Broadway, 35th Floor

New York, NY 10019

Attention: John Staikos

If to Bolt AIV:

1700 Broadway, 35th Floor

New York, NY 10019

Attention: John Staikos

CONTRIBUTION AGREEMENT

If to Fund III:

1700 Broadway, 35th Floor

New York, NY 10019

Attention: John Staikos

If to Fund IV:

1700 Broadway, 35th Floor

New York, NY 10019

Attention: John Staikos

If to Gen IV:

1700 Broadway, 35th Floor

New York, NY 10019

Attention: Ron Fischer

6.3 Governing Law; Enforcement. THIS AGREEMENT WILL BE GOVERNED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ANY CONFLICTS OF LAWS PRINCIPLES THAT COULD REQUIRE APPLICATION OF THE LAWS OF ANY OTHER STATE.

6.4 Specific Performance. Each Party acknowledges that the remedies at law of the Parties for a breach or threatened breach of this Agreement may be inadequate and, in recognition of this fact, any Party, without posting any bond, and in addition to all other remedies that may be available, will be entitled to seek equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available. Each Party further (a) waives any defense that a remedy at law would be adequate in any action or Legal Proceeding for an injunction, specific performance and other equitable relief hereunder and (b) agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief, on the terms and subject to the conditions and limitations set forth herein, on the basis that the other Parties have an adequate remedy at law or equity or an award of specific performance is not an appropriate remedy for any reason at law or in equity.

6.5 Jurisdiction. Any Legal Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions will be brought and determined in the Court of Chancery in the State of Delaware, or if unavailable for such Legal Proceeding, in the state or federal courts located in the State of Delaware, and each of the Parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Legal Proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of venue of any such Legal Proceeding in any such court or that any such Legal Proceeding that is brought in

CONTRIBUTION AGREEMENT

any such court has been brought in an inconvenient forum. Process in any such Legal Proceeding may be served on any of the Parties anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in this Section 6.5 will be deemed effective service of process on such Party.

6.6 Waiver of Trial by Jury. Each Party hereby waives, to the fullest extent permitted by Law, any right to trial by jury of any claim, demand, action, or cause of action (a) arising under this Agreement or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any of the Transactions, in each case whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. Each Party hereby agrees and consents that any such claim, demand, action or cause of action will be decided by court trial without a jury, and that the Parties may file a copy of this Agreement with any court as written evidence of the consent of the Parties to the waiver of their right to trial by jury.

6.7 Waiver; Remedies Cumulative. Any Party may (a) extend the time for the performance of any of the obligations or other acts of any other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered by the other Party pursuant hereto, or (c) waive compliance with any of the agreements of the other Party or conditions to such Party’s obligations contained herein. Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. No failure or delay of any Party to exercise any right or remedy given such Party under this Agreement or otherwise available to such Party or to insist upon strict compliance by any other Party with its obligations hereunder, and no custom or practice of the Parties in variance with the terms hereof, will constitute a waiver of any Party’s right to demand exact compliance with the terms hereof, unless such waiver is set forth in writing and executed by such Party. The rights and remedies of the Parties provided herein are cumulative and not exclusive, and the exercise by any Party of any right or remedy does not preclude the exercise of any other rights or remedies that may now or subsequently be available at Law or in any other agreement between the Parties, or otherwise.

6.8 Entire Agreement; Modification. This Agreement supersedes all prior communications, understandings, and agreements (written or oral) among the Parties with respect to its subject matter and constitutes (along with the documents referred to herein) a complete and exclusive statement of the terms of the agreement among the Parties with respect to its subject matter. This Agreement may not be amended except in a writing executed by each of the Parties.

6.9 Assignment and Successors; No Third Party Rights. The rights and obligations of a Party hereunder may not be assigned without the prior written consent of the other Parties, such consent not to be unreasonably withheld, conditioned, or delayed. Subject to the foregoing, this Agreement will apply to, be binding in all respects upon and inure to the benefit of, the heirs, legal representatives, successors, and permitted assigns of the Parties. Except as set forth in Section 5.6 and Section 5.7 (with respect to LSP Development and its Affiliates), nothing expressed or referred to herein will be construed to give any Person other than the Parties and their successors and permitted assigns any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties and their successors and permitted assigns.

CONTRIBUTION AGREEMENT

6.10 Severability. If any provision of this Agreement, or the application of any provision hereof to any Party or circumstance, is held to be illegal, invalid or unenforceable, such provision or the application of such provision, as the case may be, will be fully severable, and the application of the remainder of such provision to such Party or circumstance, the application of such provision to other Parties or circumstances, and the remainder of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or application of such provision, as the case may be, or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid, or unenforceable provision or application of such provision, there will be added automatically as a part of this Agreement a provision as similar in its terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

6.11 Delivery by Electronic Mail. This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of scanned pages via electronic mail, will be treated in all manner and respect as an original contract and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party, each of the other Parties will re-execute original forms thereof and deliver them to all other Parties. No Party will raise the use of electronic mail to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of electronic mail as a defense to the formation of a contract and each such Party forever waives any such defense. This Agreement is not binding unless and until signature pages are executed and delivered by each Party.

6.12 Counterparts. This Agreement may be executed in one or more counterparts via original or any electronic means (including .pdf format and DocuSign), each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

6.13 Transaction Expenses. Each Contributor shall bear, in accordance with the proportionate amount of Rev Units it holds in Rev following the Closing (as adjusted pursuant to Section 2.4), responsibility for all of the costs and expenses of Rev and each Contributor in connection with the Transaction Documents and the Transactions, including the fees and expenses of such Party’s legal counsel and other consultants and advisors in connection with any Transaction Document, except as may otherwise be provided therein.

6.14 Captions. The captions contained in this Agreement are for convenience and reference only and in no way define, describe, extend, or limit the scope or intent of this Agreement or in the intent of any provisions contained herein.

6.15 Waiver of Conflicts. Recognizing that Willkie Farr & Gallagher LLP (“Willkie”) has acted as legal counsel to Rev, LSP Gen IV, and certain Affiliates thereof, including each of the Contributors and the Contributor Subsidiaries (collectively, the “LS Power Entities”) prior to the Closing, and that, from time to time, Willkie intends to act as legal counsel to the LS Power Entities, the Rev Entities and their respective Affiliates, including certain of the Contributors and

CONTRIBUTION AGREEMENT

the Contributor Subsidiaries, after the Closing, each of the Parties (including on behalf of their respective Affiliates) hereby waive, on their own behalf and agree to cause their Affiliates to waive, any conflicts that may arise in connection with such representations by Willkie (including with respect to any disputes arising out of this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby). In addition, all communications involving attorney-client confidences between the LS Power Entities and their respective Affiliates (including the Contributors) prior to the Closing, including in the course of the negotiation, documentation and consummation of the Transactions, will be deemed to be work product or attorney-client privileges or confidences that belong solely to the LS Power Entities and their Affiliates (other than Rev and the Contributor Subsidiaries).

[Signature pages follow.]

CONTRIBUTION AGREEMENT

IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the Closing Date.

REV:

REV RENEWABLES, LLC

By:	/s/ Joseph Esteves

Name:	Joseph Esteves
Title:	Co-President

[SIGNATURE PAGE TO CONTRIBUTION AGREEMENT]

BOLT ENERGY:

BOLT ENERGY INVESTMENT HOLDINGS, LLC

By:	/s/ Richard Roloff
Name:	Richard Roloff
Title:	Managing Director

BOLT AIV:

REV RENEWABLES BOLT AIV HOLDINGS, LLC

By:	/s/ Joseph Esteves
Name:	Joseph Esteves
Title:	Co-President

FUND III:

REV RENEWABLES FUND III HOLDINGS, LLC

By:	/s/ John P. Burke
Name:	John P. Burke
Title:	Managing Director

FUND IV:

REV RENEWABLES FUND IV AIV HOLDINGS, LLC

By:	/s/ Richard Roloff
Name:	Richard Roloff
Title:	Managing Director

[SIGNATURE PAGE TO CONTRIBUTION AGREEMENT]

GEN IV:

REV GEN IV HOLDINGS, LLC

By:	/s/ John P. Burke
Name:	John P. Burke
Title:	Managing Director

[SIGNATURE PAGE TO CONTRIBUTION AGREEMENT]

EXHIBIT A

DEFINITIONS

“Affiliate” means, with respect to an entity, any other entity controlling, controlled by, or under common control with such entity. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by,” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through ownership of voting securities, by contract, or otherwise.

“Board” means the “Board” as defined in the A&R Rev LLC Agreement.

“Bolt AIV Instrument of Contribution and Issuance” means that certain Instrument of Contribution and Issuance, dated as of the Closing Date, as may be updated for applicable contributions on a Contribution Date following the Closing Date, by and between Bolt AIV and Rev, in substantially the form attached hereto as Exhibit D, issuing to Bolt AIV the Bolt AIV Rev Units in exchange for the Bolt AIV Cash Contribution Amount.

“Bolt Energy Assignment Agreement” means that certain Instrument of Assignment, Contribution and Issuance, dated as of the Closing Date, as may be updated for applicable contributions on a Contribution Date following the Closing Date, by and between Bolt Energy and Rev, in substantially the form attached hereto as Exhibit E, assigning to Rev the Bolt Energy Contributed Interests, which along with the Bolt Energy Cash Contribution Amount, shall be in exchange for the issuance of the Bolt Energy Rev Units.

“Bolt Energy Contributor Subsidiary” means each Subsidiary of Bolt Energy identified on Schedule 1.1(a).

“Business Day” means any day other than a Saturday, a Sunday, or a day on which banks in New York, NY are authorized or required by law to be closed.

“Code” means the Internal Revenue Code of 1986, as amended, or any amending or superseding Tax Laws of the U.S.

“Confidential Information” means any information which is currently held by any of the Contributors, the Contributor Subsidiaries or Rev or is hereafter acquired, developed or used by any of them relating to business opportunities or other operational, economic, financial, management or other aspects of the business, operations, properties or prospects of any Contributor, Contributor Subsidiary or Rev, whether oral or in written form; provided, in each case Confidential Information does not include (i) information which is or becomes generally available to the public other than as a result of a disclosure that is known to be in violation of this Agreement, (ii) information made available to any Party on a non-confidential basis from a Person other than any other Party or any of their representatives or (iii) information that is independently developed without reference to or use of any Confidential Information or violating any obligations hereunder.

“Consent” means any approval, consent, ratification, waiver, or other authorization.

EXHIBIT A

“Continuing Credit Support” means the Credit Support that will remain in place after the applicable Contribution Date of each applicable Contributor Subsidiary.

“Contract” means any contract, commitment, lease, license, mortgage, bond, note, or other instrument evidencing indebtedness, or other legally binding agreement, and all amendments thereof (but excluding purchase orders, statements of work, and service orders entered into in the Ordinary Course of Business).

“Contribution Date” means the Closing Date or any subsequent date on which a Contributor actually contributes Rev Contributed Assets, the estimated dates of which are set forth on the Equity Value Model.

“Contributor Assignment Agreements” means, collectively, the Bolt Energy Assignment Agreement, the Bolt AIV Instrument of Contribution and Issuance, the Fund III Assignment Agreement, the Fund IV Assignment Agreement, the Gen IV Assignment Agreement and any other assignment of membership interests (or other similar agreement or instrument) entered into by and between Rev and any Contributor or Contributor Subsidiary in connection with this Agreement, in each case as may be updated for applicable contributions made by the applicable Contributor on a Contribution Date following the Closing Date.

“Contributor Subsidiary” means, as applicable, a Bolt Energy Contributor Subsidiary, Fund III Contributor Subsidiary, Fund IV Contributor Subsidiary or Gen IV Contributor Subsidiary.

“Contributor Subsidiary Accrued Income Taxes” means an amount (not less than zero (0)) equal to all accrued but unpaid Income Tax Liabilities of the Contributor Subsidiaries attributable to any Pre-Closing Tax Period that ends on the Closing Date or any other Pre-Closing Tax Period ending during the calendar year that includes the Closing Date for which Income Taxes are due and payable following the Closing Date, in each case in respect of solely those jurisdictions in which the Contributor Subsidiaries, as applicable, are currently filing Tax Returns for Income Taxes; provided that the calculation of Contributor Subsidiary Accrued Income Taxes will (a) be prepared in accordance with the past practices (including any reporting positions and accounting methods) of any Contributor Subsidiary in preparing Tax Returns for Income Taxes, (b) exclude (i) any deferred Tax liabilities (including any such Tax Liabilities in respect of deferred revenue) and deferred Tax assets, (ii) any Liabilities in respect of any speculative or contingent Liabilities for Taxes, and (iii) any Income Tax Liabilities resulting from actions taken by any Rev Entity on the Closing Date after the Closing (or which is effective on the Closing Date after the Closing) outside the Ordinary Course of Business or in connection with financing the Transactions, (c) include estimated (or other prepaid) Income Tax payments and any overpayments of Income Taxes, net operating losses, disqualified interest deductions, Income Tax credits, Income Tax amortization, and other, similar Income Tax assets, deductions, or offsets with respect to any Pre-Closing Tax Period and (d) in the case of any Straddle Period, be determined as if the applicable Tax period ended as of the end of the date that the equity of the applicable entity was contributed to the Company.

EXHIBIT A

“Contributor Subsidiary Indebtedness” means, with respect to any Contributor Subsidiary as of any time of determination, without duplication (a) all obligations for borrowed money and any accrued interest or prepayment premiums related thereto, (b) all obligations evidenced by bonds, debentures, notes, or similar instruments (including any letter of credit, surety bond, banker’s acceptance, or similar reimbursement agreement or other related long-term GAAP Liabilities other than any such standby letter of credit securing the payment or performance of any obligation of any Contributor Subsidiary), (c) all obligations to pay the deferred purchase price of property or services (excluding trade accounts payable arising in the Ordinary Course of Business), including earn-outs, (d) all obligations under leases required to be capitalized in accordance with GAAP, (e) all obligations under any interest rate swap agreements, or interest rate hedge agreements to which any Contributor Subsidiary is party, (f) Credit Support and all obligations (other than standby obligations) under any direct or indirect guaranties in respect of, or obligations (contingent or otherwise) to assure a creditor against Loss in respect of, indebtedness for borrowed money or obligations of others of the kinds referred to in clauses (a) through (e) above, (g) all obligations of the kinds referred to in clauses (a) through (f) above of other Persons secured by any Lien on any property or asset of any Contributor Subsidiary, (h) all underfunded or unfunded deferred compensation or pension obligations, (i) all investment banking fees of any financial advisor to any Contributor Subsidiary in connection with the Transactions, (j) all employer obligations with respect to any payroll, social security, unemployment, or other Taxes required to be paid in connection therewith and (k) all Contributor Subsidiary Accrued Income Taxes. Notwithstanding the foregoing, Contributor Subsidiary Indebtedness will not include any (i) Credit Support, (ii) intercompany accounts, intercompany payables or intercompany loans of any kind or nature that, in each case with respect to items (i) and (ii) of this sentence are (A) cancelled or extinguished at the applicable Contribution Date without obligation or Liability to any Contributor Subsidiary, or (B) solely between any Contributor Subsidiaries, and (iii) any indebtedness arranged by Rev.

“Credit Support” means, with respect to any Contributor Subsidiary, collectively, the letters of credit, cash deposits (including escrow deposits), surety bonds, security interest grants, guaranties and other forms of credit support, in each case posted by the applicable Contributor Subsidiary or its Affiliates with unaffiliated third parties for the benefit of such Contributor Subsidiary.

“Development Project Expenses” means regardless of when actually paid, the out-of-pocket costs, fees and expenses incurred, expended or accrued on behalf of, with respect to or for the benefit of any Gen IV Contributor Subsidiary including with respect to any development, planning, permitting, construction, financing, use, direct or indirect ownership (as applicable), leasing, operation and/or maintenance activities or tasks.

“Employee Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA and all other compensation and benefits plans, policies, programs, arrangements, or payroll practices, including multiemployer plans within the meaning of Section 3(37) of ERISA, and each other stock purchase, stock option, restricted stock, severance, retention, employment, consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit, and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, oral or written, in each case, that is sponsored, maintained, contributed or required to be contributed to by any Contributor or Contributor Subsidiary, or under which any Contributor or Contributor Subsidiary has any current or potential Liability.

EXHIBIT A

“Environmental Claim” means any action, cause of action, claim, suit, proceeding, investigation, Order, demand, or notice by any Person alleging Liability (including Liability for investigatory costs, governmental response costs, remediation or clean-up costs, natural resources damages, property damages, personal injuries, attorneys’ fees, fines, or penalties) arising out of, based on, resulting from, or related to (a) the presence, Release, or threatened Release of, or exposure to any Hazardous Materials, (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law or (c) any other matters for which liability is imposed under Environmental Laws.

“Environmental Laws” means any applicable Law relating to (i) the protection of the natural environment, including natural resources, (ii) the protection of human health and safety as it pertains to exposure to Hazardous Materials, (iii) the manufacture, registration, distribution, formulation, packaging, or labeling of Hazardous Materials or products containing Hazardous Materials or (iv) the handling, use, presence, generation, treatment, storage, disposal, Release, or threatened Release of, or exposure to any Hazardous Materials.

“Environmental Permit” means any Permit or other similar form of authorization required or issued by any Governmental Entity under or in connection with any Environmental Law, including any and all Orders, consent orders or binding agreements issued by or entered into with a Governmental Entity under any applicable Environmental Law.

“Equity Value Model” means the model attached as Annex I used by each Contributor and Rev to calculate the number of Rev Units issued to each Contributor, following the adjustments set forth in Section 2.4 (if any) and showing the estimated Contribution Date for each of the Rev Contributed Assets.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Facility” means each of the energy storage and renewable energy projects or other facilities and related infrastructure owned or being developed by a Contributor Subsidiary.

“Facility Assets” means, with respect to any Facility and the related Contributor Subsidiary, all assets related to such Facility held by such Contributor Subsidiary, including the following:

(a) all Contracts, including transmission agreements, interconnection agreements, and hedging, power purchase agreements, and other offtake agreements entered into in connection with the development, planning, permitting, construction, financing, use, direct or indirect ownership, leasing, operation or maintenance of a Facility;

(b) all Permits or renewals thereof pertaining to a Facility;

(c) all books, records files, documents and other records material to the business of the Contributor Subsidiary;

EXHIBIT A

(d) all of the tangible and intangible rights and personal property material to the Facility, including such rights and personal property pertaining to the development, planning, permitting, construction, financing, use, direct or indirect ownership, leasing, operation, or maintenance of a Facility;

(e) all insurance benefits, including claims, rights and proceeds, arising from or relating to the Facilities prior to the applicable Contribution Date;

(f) all buildings, structures, fixtures, additions, enlargements, extensions, modifications, repairs, replacements, and improvements located on the Facility sites;

(g) all right, title and interest of such Contributor Subsidiary in and to its real property;

(h) all claims against third parties relating to the Facilities, whether choate or inchoate, known or unknown, contingent or non-contingent;

(i) all rights relating to transmission credits, warranty, or damage payments related to the Facility, including deposits and prepaid expenses, claims for refunds of utility charges and rights to offset in respect thereof; and

(j) all solar, wind and related data including meteorological studies, wind studies, system impact studies, facility studies, rights-of way studies, environmental studies, permitting studies, geotechnical studies, and market studies.

“Fraud” means actual (as opposed to constructive) common law fraud (under the Laws of the State of Delaware) committed by any Party with the intent of inducing another Party to enter into this Agreement and upon which such other Party has reasonably relied. For the avoidance of doubt, Fraud does not include constructive fraud or other claims based on constructive knowledge, negligence, recklessness, equitable fraud, or similar theories.

“Fund III Assignment Agreement” means that certain Instrument of Assignment, Contribution and Issuance, dated as of the Closing Date, as may be updated for applicable contributions on a Contribution Date following the Closing Date, by and between Fund III and Rev, in substantially the form attached hereto as Exhibit F, and assigning to Rev the Fund III Contributed Interests in exchange for the issuance of the Fund III Rev Units.

“Fund III Contributor Subsidiary” means each Subsidiary of Fund III identified on Schedule 1.1(a).

“Fund III Retained Assets” means cash totaling approximately Seven Million Dollars ($7,000,000.00) with respect to Bath County Energy Holdings, LLC and Yards Creek Energy Holdings, LLC, each of which is a Fund III Contributor Subsidiary, representing earnings on or prior to the Reference Time held in a controlled account but which were unable to be distributed prior to the applicable Contribution Date to Fund III and its Affiliates.

EXHIBIT A

“Fund IV Assignment Agreement” means that certain Instrument of Assignment, Contribution and Issuance, dated as of the Closing Date, as may be updated for applicable contributions on a Contribution Date following the Closing Date, by and between Fund IV and Rev, in substantially the form attached hereto as Exhibit G, and assigning to Rev the Fund IV Contributed Interests, which along with the Fund IV Cash Contribution Amount, shall be in exchange for the issuance of the Fund IV Rev Units.

“Fund IV Contributor Subsidiary” means each Subsidiary of Fund IV identified on Schedule 1.1(a).

“GAAP” means generally accepted accounting principles in the U.S. as promulgated by the Financial Accounting Standards Board, or its predecessors or successors, as of the date of the statement to which such term refers.

“Gen IV Assignment Agreement” means that certain Instrument of Assignment, Contribution and Issuance, dated as of the Closing Date, as may be updated for applicable contributions on a Contribution Date following the Closing Date, by and between Gen IV and Rev, in substantially the form attached hereto as Exhibit H, and assigning to Rev the Gen IV Contributed Interests in exchange for the issuance of the Gen IV Rev Units.

“Gen IV Contributor Subsidiary” means each Subsidiary of Gen IV identified on Schedule 1.1(a).

“Governing Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its bylaws, regulations or similar governing instruments required by the Laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; (d) in the case of a Person that is a trust, its declaration of trust, trust agreement, certificates of ownership or similar governing instruments required by the Laws of its jurisdiction of formation; and (e) in the case of a Person that is none of a corporation, partnership, limited liability company, trust or natural Person, its governing instruments as required or contemplated by the Laws of its jurisdiction of organization.

“Governmental Entity” means any court, governmental department, commission, council, board, agency, bureau or other instrumentality of the U.S., any foreign jurisdiction, or any foreign or domestic federal, state, provincial, county, municipality, or local governmental unit thereof, including any Taxing Authority.

“Hazardous Material” means any chemicals, materials, wastes or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “hazardous constituents,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants,” “pollutants,” or “toxic pollutants,” under, or for which liability or standards of conduct may be imposed pursuant to, any Environmental Law, including petroleum or petroleum by-products, asbestos or asbestos-containing materials or products, greenhouse gases, per- and polyfluoroalkyl substances, polychlorinated biphenyls (PCBs) or materials containing same, lead or lead-based paints or materials, radon, fungus, mold in quantities or concentrations that may adversely affect human health or materially affect the value or utility of the building(s) in which it is present, or other substances that may have an adverse effect on human health or the environment.

EXHIBIT A

“Income Tax” means any Tax (however denominated) imposed on or measured by reference to overall gross or net income or receipts, including franchise and withholding Taxes imposed in lieu of Taxes denominated as “income taxes,” and any such Taxes paid with composite state or local Tax Returns.

“Income Tax Return” means all Tax Returns filed or required to be filed with any Taxing Authority with respect to Income Taxes.

“Intellectual Property” means all intellectual property and proprietary rights, and applications with respect thereto, including (a) patents and patent applications, (b) trademarks, service marks, trade dress, logos, Internet domain names, trade names and corporate names, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications for registration thereof, (c) copyrights and rights under copyrights, whether registered or unregistered, and any registrations and applications for registration thereof, (d) trade secrets and other rights in know-how and confidential or proprietary information, including any technical data, specifications, techniques, inventions and discoveries, in each case, to the extent that it qualifies as a trade secret under applicable Law, and (e) all other intellectual property rights recognized by applicable Law.

“IRS” means the U.S. Internal Revenue Service or any successor agency.

“Knowledge” means, with respect to each Contributor, the actual knowledge of its senior officers.

“Laws” means any law, statute, rule, regulation, ordinance, and other pronouncement having the effect of law of the U.S., any foreign country or any domestic or foreign state, province, county, city or other political subdivision or of any Governmental Entity.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, hearings, non-routine inquiries, disputes, charges, non-routine investigations, administrative proceedings, condemnation, or eminent domain proceedings with respect to any real property, grievances or formal complaints or other proceedings (public or private) commenced, brought, conducted or heard before, or otherwise involving, any Governmental Entity or arbitrator having jurisdiction over a Person or the business, assets, properties, or operations of such Person.

“Liability” or “Liabilities” means any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, mature or unmatured, known or unknown or determined or indeterminable.

“Lien” means any mortgage, deed of trust, security instrument, lien, pledge, hypothecation, charge, security interest, claim, contractual restriction, encumbrance, easement, right-of-way, option, purchase right, right of first refusal, right of first offer, conditional sale, or other title retention agreement, or any other covenant, condition, or other similar restriction (including restrictions on transfer, other than licenses to Intellectual Property); provided that with respect to any equity interests, “Liens” will not include any restriction imposed by or arising from any federal or state securities Laws.

EXHIBIT A

“Loss” means any Liability, loss, damage, deficiency, assessment, judgment, penalty, cost, expense, insurance premium increase, judgment, payment, assessment, fine, penalty, interest, or cost of settlement, including costs of investigation and defense, court costs, and reasonable fees of attorneys, accountants and experts or other reasonable expenses of litigation or other Legal Proceeding.

“Material Adverse Effect” means any material adverse change, effect or development that is materially adverse to the financial condition, assets or operations of a Contributed Entity and its Contributor Subsidiaries, taken as a whole, other than changes, effects, or developments arising out of or resulting from (a) changes in conditions in the economy or capital or financial markets, securities markets, insurance markets, or commodities markets, including changes in interest or exchange rates, (b) changes in legal, regulatory, political, economic or business conditions or changes in GAAP or other applicable accounting standards, including any change or development resulting from the action or inaction of a Governmental Entity, (c) the pendency of, negotiation, execution, announcement, performance of, or consummation of the Transactions, (d) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway, (e) earthquakes or other natural disasters, (f) changes in wholesale or retail markets for electric power or fuel, or national, regional or local electric transmission systems or operations thereof in connection with the Facilities, (g) changes generally affecting the industries in which the Contributor Subsidiaries operate, including the electric and power generation industry in general, including the solar, wind, renewable, hydroelectric, biofuel, pumped storage hydro and battery energy industry and their operations or operators, (h) any strike, work stoppage, lockout, or other labor disturbance, or (i) any epidemic, pandemic, or disease outbreak (including the Covid-19 virus) or other health crisis or public health event, or any response thereto by any Governmental Entity, including the imposition of any “lockdowns,” stay-at-home or shelter-in-place orders, curfews, restrictions or similar measures.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Entity or by any arbitrator having jurisdiction over such Person or the business, assets, properties, or operations of such Person.

“Ordinary Course of Business” means, with respect to any Person, actions that are consistent with the past practices of such Person, taken in the ordinary course of the normal day-to-day operations of such Person.

“Permits” means, with respect to operations of any Contributor Subsidiary, all permits (including conditional use permits, special use permits and Environmental Permits), licenses, approvals, Consents, waivers, exemptions, variances, franchises, registrations, Orders, judgments, decrees, certifications, submissions, filings, tariffs, rates, plans and other authorizations issued by or filed with any Governmental Entity under any Law.

EXHIBIT A

“Permitted Liens” means (a) statutory Liens for Taxes, assessments and other charges by Governmental Entities that are not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings, and for which adequate reserves have been established; (b) statutory Liens of landlords, carriers, warehousemen, mechanics, and materialmen incurred in the Ordinary Course of Business for sums not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings, and for which adequate reserves have been established; (c) Liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance, and other types of social security or to secure the performance of tenders, statutory obligations, surety, and appeal bonds, bids, leases, government Contracts, performance and return of money bonds, and similar obligations; (d) applicable easements, rights of way, zoning, building codes, and other land use Laws regulating the use or occupancy of any real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction thereover, which do not, individually or in the aggregate, materially detract from the value or impair the present and continued use, operation, and maintenance of any real property subject thereto; (e) a lessor’s interest in, and any Lien on or affecting a lessor’s interest in, any Contributor Subsidiary’s Real Property; (f) any Lien arising under Contracts (including pursuant to Principal Facility Documents) and equipment leases with Third Parties entered into in the Ordinary Course of Business; (g) Liens as may be set forth in the respective Governing Documents of a Contributor Subsidiary; or (h) Liens set forth on Schedule 1.1(b).

“Person” means any individual, partnership, corporation, association, limited liability company, joint stock company, a trust, joint venture, firm, association, unincorporated organization, Governmental Entity, or other entity.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.

“Principal Facility Documents” means, with respect to each Contributor Subsidiary, the following types of Contracts to which such Contributor Subsidiary is a party: (a) any interconnection or transmission-related agreements for interconnection or transmission of or from a Facility or governing or controlling the provision of electrical interconnection service; (b) any Contract that provides for or governs the sale of electricity and/or environmental attributes; (c) the principal Contract(s) for engineering, procurement, construction, balance of plant, supply, management, operation, administration or maintenance of all or a material portion of a Facility which are not expired by their terms; (d) any Contract relating to Contributor Subsidiary Indebtedness; (e) any Contract which is reasonably expected to involve material future Liabilities, payments or receipts; (f) Contracts regarding acquisitions, dispositions or financing (including tax equity financing) of material Facility Assets of a Contributor Subsidiary; (g) Contracts pursuant to which any Contributor Subsidiary has sold or issued equity interests; (h) Contracts entered into at any time since January 1, 2021 that settle any Legal Proceeding; (i) Contracts requiring the provision of Credit Support; and (j) any collective bargaining, works council, shop, enterprise, or recognition Contracts with any labor union, trade union, association of trade unions, works council, or health and safety committee; provided that in all cases with respect to each item set forth in (a)-(j) above that such Contract is material to each applicable Contributor.

“Real Property” means all parcels of land in which any Contributor Subsidiary holds a fee, leasehold, or easement interest.

EXHIBIT A

“Reference Time” means 11:59 p.m. New York, New York, Time on June 30, 2021.

“Release” means any release, spill, emission, discharge, escape, emptying, leaking, dumping, pumping, pouring, injection, deposit, disposal, dispersal, leaching, or migration into the indoor or outdoor environment or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“Replacement Credit Support” means, collectively, the Credit Support replaced by Rev on or prior to the Contribution Date for each applicable Contributor Subsidiary.

“Rev Contributed Interests” means, collectively, the Bolt Energy Contributed Interests, the Fund III Contributed Interests, the Fund IV Contributed Interests and the Gen IV Contributed Interests.

“Rev Unit” means a “Class A Common Unit” of Rev as defined in the A&R Rev LLC Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.

“Subsidiary” means, of a specified Person, any corporation, partnership, limited liability company, limited liability partnership, joint venture or other legal entity of which the specified Person (either alone, through or together with any other Subsidiary) owns, directly or indirectly, more than fifty percent (50%) of the voting stock or other equity interest generally permitting the holders thereof to vote for the election of the board of directors or other governing body of such legal entity, or of which the specified Person controls the management.

“Tax” or “Taxes” means (a) any taxes, assessments, fees, unclaimed property, and escheat obligations and other governmental charges imposed by any Governmental Entity, including income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, social contributions, fuel, excess profits, occupational, premium, windfall profits, severance, estimated, or other charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not; (b) any Liability for the payment of any amounts of the type described in clause (a) as a result of being a member of an affiliated, combined, consolidated, unitary or similar group with respect to any Taxes for any period; and (c) any Liability of or for the payment of any amounts of the type described in clause (a) or (b) as a result of the operation of law or any express or implied obligation to indemnify any other Person.

“Taxing Authority” means any Governmental Entity exercising (or purporting to exercise) any authority with respect to any Tax.

EXHIBIT A

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party” means any Person other than any Party and its respective Affiliates.

“Transaction Documents” means, collectively, this Agreement, together with all schedules, exhibits, attachments, and appendices hereto and thereto.

EXHIBIT A